Exhibit 99.1

USCB FINANCIAL HOLDINGS, INC. INITIATES

QUARTERLY CASH DIVIDEND PROGRAM AND ANNOUNCES DECLARATION OF FIRST CASH DIVIDEND

Press Release

MIAMI, FL – January 29, 2024 – USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB), the holding company for U.S. Century Bank (the “Bank”), announced today that its Board of Directors approved a cash dividend program under which the Company intends to pay quarterly cash dividends. The inaugural quarterly dividend for the first quarter of 2024 will be $0.05 per share of Class A common stock, payable on March 5, 2024, to shareholders of record as of the close of business on February 15, 2024. Future dividend payments are subject to quarterly review and approval by the Board of Directors and will be targeted to be paid in the third month of the quarter.

This first cash dividend represents an aggregate payout of approximately $978,000, or 36% of the Company’s reported fourth quarter 2023 net income. Based on the closing stock price of USCB common shares of $12.15 on January 26, 2024, the quarterly dividend produces an annualized yield of 1.65%.

Luis de la Aguilera, Chairman, President, and CEO stated, “The Board’s decision to initiate a dividend program, following a truly challenging year in the banking sector, reflects the confidence in the Company’s performance, as well as the commitment of our Board to drive shareholder value by returning capital to shareholders while maintaining a strong balance sheet to support the growth of our Bank.”

The paying of cash dividends on a quarterly basis is subject to a determination and declaration each quarter by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and any applicable legal and regulatory restrictions on the payment of dividends by the Company and the Bank.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

Contacts:

Investor Relations

InvestorRelations@uscentury.com

Martha Guerra-Kattou

(305) 715-5141

MGuerra@uscentury.com